Exhibit 23.2


                        Consent of Independent Auditors


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Lawyers Title Corporation for the registration of 2,200,000 shares of its 7% Series B Cumulative Convertible Preferred Stock and 4,824,561 shares of its Common Stock and to the incorporation by reference therein of our report dated February 19, 1997, with respect to the consolidated financial statements and schedules of Lawyers Title Corporation and subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 1996, filed with the Securities and Exchange Commission.


                                             /s/ Ernst & Young LLP

                                             ERNST & YOUNG LLP



February 6, 1998
Richmond, Virginia